Exhibit 99.1

SandRidge Energy, Inc. Provides Operations Update and Full Year 2016 Guidance

Expect to Emerge from Reorganization and Resume Trading the Week of October 3rd on the NYSE, Ticker (NYSE:SD)

Oklahoma City, Oklahoma, September 28, 2016 – SandRidge Energy, Inc. (the “Company”) provided an update of its Mid-Continent and Colorado operations as well as full year 2016 capital expenditure/operational guidance and hedging. The Company will release third quarter 2016 earnings results on November 8th, with a related conference call on November 9th (details included below).

Operations Update

2016 High-graded Harvest of Mid-Continent Plus Initial Development in North Park Niobrara

Running one drilling rig for most of 2016 in the Mid-Continent and one rig through August in the North Park Niobrara, SandRidge is allocating capital across both of its active areas, generating cash flow stability while advancing drilling and completion innovations.

SandRidge plans to invest $225 to $255 million of capital expenditures in 2016, with $56 million spent during the second quarter and $110 million during the first half of 2016, excluding acquisitions and abandonment liabilities. Full year total production is estimated to be between 18.9 -19.3 MMBoe, with 5.0 MMBoe produced during the second quarter and 10.5 MMBoe during the first half of 2016. Thirty seven horizontal laterals are planned to be spud during the year, with 26 in the Mid-Continent and 11 in North Park. These lateral counts include four extended laterals, one dual extended lateral, and two full section development projects in the Mid-Continent, and one extended lateral in North Park.

In the Mid-Continent, encouraging development and testing of additional zones, notably the Chester overlying the Mississippian, has grown the existing multiyear drilling inventory, taking full advantage of existing leasehold and infrastructure. The Mid-Continent continues to benefit from improved reservoir characterization and primarily multilateral and extended lateral drilling is planned.

Extended laterals and multilaterals are also envisioned as part of the North Park Niobrara development. The Company recently drilled and is currently completing a Niobrara extended lateral which is expected to be online in the fourth quarter of 2016. Optimized well spacing, multiple initiatives to further lower costs per lateral, and incremental productive zones are all targeted upsides.

Mid-Continent Assets in Oklahoma and Kansas

•	Drilled 18 laterals in 1H’16, bringing 26 laterals online

•	Successful first dual extended lateral, the Dettle 1-29 20H, produced a 30-Day IP of 1,099 Boepd[1] (60% oil) and was drilled and completed for approximately $1.7MM per lateral[2] or $368/ completed ft

•	1H’16 2016 Mississippian completed well costs averaged $1.9MM per lateral or $418/ completed ft, ~19% reduction from all of 2015

•	Successful Chester drilling with most recent 7 laterals averaging a 30-Day IP of 487 Boepd (60% oil), expanding drilling inventory on existing leasehold footprint

SandRidge has been actively developing the Mississippian and adjacent oil and gas reservoirs since 2010, drilling over 1,600 horizontal producing wells in Oklahoma and Kansas. While the Company has a combined 1.1 million acres in all of Oklahoma and Kansas, its current drilling activity is concentrated within its 462,000 acres of focus area leasehold in Oklahoma, 64% of which is held by production. The Company’s Mid-Continent assets averaged approximately 52,000 barrels of oil equivalent per day (25% oil, 24% NGLs, and 51% natural gas) during the second quarter of 2016.

1)	Calculated as the highest consecutive 30-Day average production rate during the early life of a well
2)	A “lateral” is defined as a single one-mile section lateral

SandRidge pioneered the use of multilaterals in the Mississippian, where typically two to four laterals are drilled from a single vertical wellbore. This approach reduces the average drilling and completion cost per lateral, while further reducing expenses by utilizing shared surface facilities and artificial lift systems.

During the first six months of 2016, the Company continued to develop its Mid-Continent asset by drilling 18 laterals and bringing 26 laterals online. The Company successfully completed its first ever dual extended lateral in the Mississippian formation, currently producing from 18,426 feet of completed lateral. The Dettle 2408 1-29 20H was drilled and completed for just under $1.7 million per lateral and produced a 30-Day IP of 1,099 Boepd (60% oil). Separately in the Chester, an extended lateral development project, the Earl 2414 1-11H 14H, yielded a 30-Day IP of 560 Boepd (62% oil) with a drilling and completing cost of $2.16 million per lateral.

Niobrara Asset in North Park Basin, Jackson County, Colorado

•	Drilled eight laterals in 1H’16, bringing five laterals online

•	First SandRidge well, the Gregory 1-9H, produced an initial 30-Day IP of 550 Boepd (89% oil); online for over six months, the Gregory has produced a total of ~73 MBoe and averaged 346 Boepd the last 30 days

•	Four additional 1H’16 wells produced an average 30-Day IP of 460 Boepd (91% oil)

•	Successfully drilled and currently completing first extended lateral well (a two mile lateral), expected to be brought online in Q4’16

•	Three additional wells brought online in 2H’16 are in various stages of evaluation, having been designed to test spacing, artificial lift methods, and stimulation concepts, including the use of slickwater frac fluids

SandRidge acquired its oil rich Niobrara properties in December 2015 and began development in January 2016. The Niobrara is located at vertical depths between 5,500 and 9,000 feet with gross pay thickness of 450 feet to 480 feet. The Company holds 129,000 net acres in the Niobrara play, 55% of which is held by production or held by federal unit. This land position comprises a dominant footprint in the North Park Basin where the Niobrara shale is geologically similar to but thicker and oilier than that of the actively developed Denver-Julesburg or “DJ” Basin. The Company is preparing applications for two additional federal units and plans to shoot additional 3D seismic surveys in early 2017 to extend and complement the existing 54 square mile 3D survey.

Initial development plans include 1,300 Niobrara drilling locations. The properties averaged approximately 1,200 barrels of oil per day during the second quarter of 2016, impacted by pad drilling and some planned shut-ins of existing producers while new wells were being drilled and completed on the same pad.

At year end 2015, 16 Niobrara wells already delineated a large contiguous producing area, supporting 108 PUD locations at SEC prices. At the end of 2015, 28 million barrels of oil equivalent were booked as proven reserves (81% oil).

During the first six months of 2016, the Company drilled eight horizontal laterals, bringing online five laterals. While horizontal drilling with single laterals has been the standard to date, a two mile extended lateral was successfully drilled in July 2016 and is currently being completed. In addition, other Niobrara benches will be appraised and optimal well spacing tests will be conducted in 2016 and 2017. Also in 2017, the Company will expand application of extended laterals.

Multiple cost reduction and efficiency efforts have steadily reduced well costs in the early development of our Niobrara asset. Drilling optimization efforts include improving drilling mud and bit systems, presetting surface casing and drilling extended laterals. Numerous fracture stimulation enhancements are also underway. Efforts to optimize completions have included the refinement of water and sand volumes, number of frac stages, stage length, and cluster spacing. The Company now has line of sight to achieving drilling and completion costs below $4 million per lateral.

2016 Operational Guidance

The Company is providing an update to its previously disclosed 2016 capital budgeting guidance of $285 million, estimating that it will now spend $225 to $255 million for the full year. Additionally, the Company is initiating total 2016 production guidance of 18.9-19.3 MMBoe. Capital expenditure, production, and other operational guidance detail can be found below.

Total Company
Projection as of
September 28, 2016
Production
Oil (MMBbls)	5.3 - 5.5
Natural Gas Liquids (MMBbls)	4.1 - 4.3

Total Liquids (MMBbls)	9.4 - 9.8
Natural Gas (Bcf)	56.7 - 56.8

Total (MMBoe)	18.9 - 19.3
Price Realization
Oil (differential below NYMEX WTI)	$3.75
Natural Gas Liquids (realized % of NYMEX WTI)	27%
Natural Gas (differential below NYMEX Henry Hub)	$0.50
Costs per Boe
LOE	$9.00 - $9.20
DD&A - oil & gas	5.10 - 5.50
DD&A - other	1.40 - 1.45

Total DD&A	$6.50 - $6.95
Adjusted G&A - Cash[1]	$4.25 - $4.50
% of Revenue
Production Taxes	2.00% - 2.25%
Corporate Tax Rate	0%
Deferral Tax Rate	0%
Capital Expenditures ($ in millions)
Drilling and Completing
Mid-Continent	$45 - $50
North Park Basin	55 - 60
Other[2]	25 - 30

Total Drilling and Completing	$125 - $140
Other E&P
Land, G&G, and Seismic	$10 - $15
Infrastructure[3]	25 - 30
Workover	35 - 40
Capitalized G&A and Interest	25

Total Other Exploration and Production	$95 - $110
General Corporate	$5

Total Capital Expenditures (excluding acquisitions and abandonment liabilities)	$225 - $255

1)	Adjusted G&A - Cash is a non-GAAP financial measure as it excludes from G&A non-cash compensation, severance, bad debt allowance, shareholder litigation costs, restructuring costs, and other non-recurring items. Incentive compensation plan normalized to be consistent with prior year compensation plans. The most directly comparable GAAP measure for Adjusted G&A - cash is General and Administrative Expense. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.
2)	2015 Carryover, JV Penalty, Rig Penalty, Non-Op, SWD
3)	Facilities - Electrical, SWD, Gathering, Pipelines

Derivative Contracts

The table below sets forth the Company’s oil and natural gas price swaps for the second six months of 2016 and full year of 2017 as of September 28, 2016.

	Quarter Ending
	9/30/2016	12/31/2016	2H 2016
Oil (MMBbls):
Swap Volume	1.04	1.29	2.33
Swap	$58.45	$56.45	$57.34
Natural Gas (Bcf):
Swap Volume	7.24	10.92	18.16
Swap	$2.86	$2.86	$2.86
Natural Gas Basis (Bcf)
Swap Volume	0.92	0.92	1.84
Swap	(0.38)	(0.38)	(0.38)

	Quarter Ending
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	FY 2017
Oil (MMBbls):
Swap Volume
Swap
Natural Gas (Bcf):
Swap Volume	4.50	4.55	4.60	4.60	18.25
Swap	$3.12	$3.12	$3.12	$3.12	$3.12

Third Quarter Earnings and Conference Call Information

The Company will release its 2016 third quarter update and financial results after the close of trading on the New York Stock Exchange on Tuesday, November 8, 2016.

The company will host a conference call to discuss these results on Wednesday, November 9, 2016 at 8:00am CT. The telephone number to access the conference call from within the U.S. is (877) 201-0168 and from outside the U.S. is (647) 788-4901. The passcode for the call is 86082124. An audio replay of the call will be available from November 9, 2016 until 11:59pm CT on December 9, 2016. The number to access the conference call replay from within the U.S. is (855) 859-2056 and from outside the U.S. is (404) 537-3406. The passcode for the replay is 86082124.

A live audio webcast of the conference call will also be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Presentations & Events. The webcast will be archived for replay on the company’s website for 30 days.

For further information, please contact:

Duane M. Grubert

EVP – Investor Relations and Strategy

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of the Company’s emergence from restructuring, stock exchange listing, corporate strategies, future operations, productive zones, drilling plans and inventory, oil, and natural gas and natural gas liquids production, price realizations and differentials, reserves, operating, general and administrative and other costs, capital expenditures, tax rates, efficiency and cost reduction initiative outcomes, infrastructure utilization and investment, and development plans and appraisal programs. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2015 and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after the date of this press release. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the U.S. Mid-Continent and Niobrara Shale.

5